Exhibit 99.2

OBSERVATION RIGHTS AGREEMENT

This Observation Rights Agreement (this “Agreement”) is entered into as of January 13,  2023 (the “Effective Date”) by and between Blade Air Mobility, Inc. (the “Company”) and RB Lift LLC (“RedBird”).

The parties hereto agree as follows:

ARTICLE I

OBSERVATION RIGHTS

1.1	Observation Rights.

(a)	For so long as RedBird and its affiliates “Beneficially Own” (as defined by Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) at least 5.0% or more of the outstanding shares of common stock of the Company in the aggregate or until this Agreement is terminated in accordance with its terms, RedBird shall have the right to designate one non-voting board observer (the “Observer”). The Observer shall have the right to (i) attend all meetings of the board of directors of the Company (the “Board”) and the Audit Committee of the Board (the “Audit Committee”) in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that the Company provides to the Board and the Audit Committee in the same manner as such materials are provided to the Board or the Audit Committee, as applicable; provided, that, (x) the Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and the Observer’s presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (y) the Company may withhold information or materials from the Observer and exclude the Observer from any executive sessions and/or all or any portion of any meeting or discussion of the Board and the Audit Committee, in each case of this clause (y), if the Company determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would be reasonably likely to (A) result in the waiver of attorney-client (or other similar) privilege, (B) adversely affect the Company under applicable regulations or laws or be in contravention of any agreement or arrangement with any governmental authority, or (C) result in an actual or potential conflict of interest between the Company, on the one hand, and RedBird, any of its affiliates or the Observer, on the other hand, as determined by the Company in good faith. For the avoidance of doubt, a conflict of interest shall be presumed to exist where the subject matter relates to a transaction, proceeding or other matter in which RedBird or any of its affiliates are or may be interested parties. The Company shall provide virtual or telephonic access to any meeting of the Board and the Audit Committee that is held virtually or telephonically, as applicable, for the Observer.

(b)	The initial Observer shall be Andrew Lauck. RedBird may, at its discretion, designate an alternate person to act as Observer, including, but not limited to Gerald Cardinale or Alexander Blankfein (the “Approved Alternates”); provided, that, except in the case of the Approved Alternates, the Board may reasonably object to any such proposed alternate designee within ten (10) business days following receipt of notice (which may be delivered via email) of such proposed alternate designation, in which case RedBird and the Company shall cooperate in good faith to find a mutually agreeable alternate designee.

(c)	Without limiting any other provision of this Agreement, the Observer shall be subject to the same obligations as the non-employee director members of the Board with respect to confidentiality, conflicts of interest, distribution of information about the Company, and compliance with the Company’s securities trading policies. The Observer shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by the Company. Such assurances may, at the discretion of the Company, include requesting the Observer to execute an agreement to that effect.

1.2	No Compensation. The Company shall not be required to (a) pay any compensation to the Observer, (b) provide any indemnification, or maintain coverage under any policies of directors’ and officers’ insurance, in favor of the Observer, or (c) reimburse the Observer for any costs or expenses incurred by the Observer in connection with his or her attendance at meetings of the Board or any committee thereof.

ARTICLE II

OBSERVER OBLIGATIONS

2.1	Confidential Information.

(a)	To the extent permitted by antitrust, competition, federal securities laws or any other applicable law, the Company agrees and acknowledges that the Observer may share any information concerning the Company that is furnished to the Observer by the Company, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part (“Confidential Information”), with RedBird for the purpose of allowing RedBird to provide advice and assistance to the Company in respect of the operations of the Company, or for evaluating, monitoring or reviewing its then existing investment in the Company. RedBird recognizes that it, or its affiliates and representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, RedBird covenants and agrees with the Company that it will not (and will cause its controlled affiliates and representatives, including the Observer, not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it to any third party or otherwise use the Confidential Information for any purpose other than as set forth in the first sentence of this Section 2.1(a), unless the Confidential Information: (i) is or has become publicly available other than as a result of a disclosure by RedBird, its controlled affiliates or representatives, including the Observer, in violation of this Agreement; (ii) was already known to RedBird or the Observer or was in the possession of RedBird or the Observer prior to its being furnished by or on behalf of the Company; (iii) is received by RedBird or the Observer from a source other than the Company or its representatives, provided that the source of such information was not actually known by RedBird or the Observer to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company; (iv) was independently developed or acquired by RedBird or the Observer on its or their behalf without the use of the Confidential Information or in the violation of the terms of this Agreement; or (v) RedBird or the Observer is required, in the good faith determination of RedBird or the Observer, as applicable, to disclose by applicable law, regulation or legal process, provided, that RedBird promptly notifies, or causes the Observer to promptly notify, the Company of such requirement and uses its reasonable best efforts to minimize the extent of any such required disclosure. For the avoidance of doubt, no Confidential Information shall be shared by RedBird or the Observer with any portfolio company of RedBird or any of the Company’s competitors, regardless of their relationship with RedBird, except with the prior written consent of the Company.

(b)	Upon the termination of this Agreement, or at any time upon written request by the Company, RedBird and the Observer shall promptly return to the Company or promptly destroy all Confidential Information (including, electronic copies) supplied by the Company to the Observer and, directly or indirectly, RedBird, without retaining any copy thereof, and the Observer and RedBird shall promptly destroy all Confidential Information prepared by or on its own behalf, together with copies thereof (including, without limitation, electronic copies), except that RedBird and the Observer shall be entitled to retain copies of the Confidential Information as necessary to comply with applicable law.

2.2	Corporate Opportunities. Neither the Observer nor RedBird, through the receipt of Confidential Information, shall appropriate corporate opportunities of the Company, which for the avoidance of doubt, shall exclude any opportunities that become available from a source other than the Company, are independently developed by RedBird or its portfolio companies (other than the Company), or are or become generally available to the public.

2.3	Securities Laws Restrictions. RedBird hereby acknowledges that federal securities laws impose restrictions on its, its affiliates, its representatives and the Observer’s ability to purchase, sell, trade or otherwise transfer securities of the Company until such time as material, non-public information received by the Observer or RedBird becomes publicly available or is no longer material. RedBird hereby covenants and agrees to, and to cause the Observer to, comply with all such securities law restrictions.

2.4	Company Securities Trading Policy. RedBird acknowledges receipt of a copy of the Company’s Policy Statement on Securities Trades by Company Officers, Directors and Employees (the “Policy”). RedBird hereby covenants and agrees to abide by the Policy, as the same may be amended from time to time, as if it were an entity controlled by a member of the Board. The Observer shall also be required to abide by the Policy as if the Observer was a member of the Board.

ARTICLE III

TERMINATION

3.1	Termination. This Agreement shall terminate and be of no further effect upon the earliest of: (a) RedBird and its affiliates ceasing to Beneficially Own at least 5.0% of the outstanding common shares of the Company in the aggregate; (b) the Observer or another nominee designated by RedBird serving on the Board; (c) the one year anniversary of the Effective Date; and (d) the written consent of RedBird and the Company to terminate this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement, (i) Section 2.1 and Section 2.2 shall survive any termination of this Agreement and (ii) Section 2.3 and Section 2.4 shall survive any termination of this Agreement for so long as RedBird or the Observer retain any Confidential Information or material non-public information with respect to the Company.

ARTICLE IV

MISCELLANEOUS

4.1	Definition of Terms. As used in this Agreement, the term (a) “Company” shall include all direct and indirect subsidiaries of the Company, except where expressly stated or the context requires otherwise, and (b) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended, except that the Company shall not be deemed to be an affiliate of RedBird for purposes of this Agreement. For the avoidance of doubt, the term “Board” shall refer only to the board of directors of Blade Air Mobility, Inc.

4.2	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.3	No Transfer of Rights. This Agreement is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred without the written consent of all parties hereto.

4.4	Amendment and Waiver. This Agreement may be amended or modified only upon an agreement in writing executed on behalf of each of the parties hereto. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision or any other provisions hereof and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.5	Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.6	Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed Agreement by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.7	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

4.8	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Observation Rights Agreement on the day and year first above written.

RB LIFT LLC

By:	/s/ Andrew Lauck
	Name:	Andrew Lauck
	Title:	President

BLADE AIR MOBILITY, INC.

By:	/s/ Melissa Tomkiel
	Name:	Melissa Tomkiel
	Title:	President

RedBird/Blade - Observer Rights Agreement